Exhibit 5.3

POSTAL ADDRESS	P.O. Box 71170 1008 BD Amsterdam
OFFICE ADDRESS	Fred. Roeskestraat 100 1076 ED Amsterdam The Netherlands
INTERNET	www.loyensloeff.com

To: Each of the parties listed in Schedule 1 (Opinion addressees)

RE	Dutch law legal opinion – Project Wolf / Embraer Netherlands Finance B.V. – issue of USD 750,000,000 5.400% notes due 2027

REFERENCE	23502498

Amsterdam, 1 February 2017

Dear Sir, Madam,

1	INTRODUCTION

We have acted as special counsel on certain matters of Dutch law to the Company. We render this opinion regarding the transactions contemplated by the Opinion Documents.

2	DEFINITIONS

2.1	Capitalised terms used but not (otherwise) defined herein are used as defined in the Schedules to this opinion letter or comprise the documents listed under the capitalised headers of Schedule 2 (Reviewed documents).

2.2	In this opinion letter:

Company means Embraer Netherlands Finance B.V., registered with the Trade Register under number 63376431.

Notes means the USD 750,000,000 5.400% notes due 2027, issued by the Company and unconditionally and irrevocably guaranteed by Embraer S.A., represented by the Global Notes.

Registration Statement means the registration statement on Form F-3, filed with the SEC on 18 January 2017 relating to the offering of the Notes to be issued by the Company pursuant to the Opinion Documents.

The public limited company Loyens & Loeff N.V. is established in Rotterdam and is registered with the Trade Register of the Chamber of Commerce and Industry under number 24370566. Solely Loyens & Loeff N.V. shall operate as contracting agent. All its services shall be governed by its General Terms and Conditions, including, inter alia, a limitation of liability and a nomination of competent jurisdiction. These General Terms and Conditions have been printed on the reverse side of this page and may also be consulted via www.loyensloeff.com. The conditions were deposited with the Registry of the Rotterdam District Court on 1 July 2009 under number 43/2009.

AMSTERDAM • ARNHEM • BRUSSELS • LUXEMBOURG • ROTTERDAM • DUBAI HONG KONG • LONDON • NEW YORK • PARIS • SINGAPORE • TOKYO • ZURICH

Relevant Date means the date of the Resolutions, the date of the Opinion Documents, the date of the Global Notes and the date of this opinion letter.

Resolutions means the Board Resolution and the Supervisory Board Resolution.

SEC means the U.S. Securities and Exchange Commission.

Securities Act means the U.S. Securities Act of 1933, as amended.

Terms and Conditions means the terms and conditions of the Notes as laid down in the Base Indenture, as supplemented by the Second Supplemental Indenture.

Trade Register means the trade register of the Chamber of Commerce in the Netherlands.

3	SCOPE OF INQUIRY

3.1	For the purpose of rendering this opinion letter, we have only examined and relied upon electronically transmitted copies of the executed Opinion Documents, the Existing Documents, the executed Global Notes and electronically transmitted copies of the following documents:

(a)	an excerpt of the registration of the Company in the Trade Register dated 17 January 2017 (the Excerpt);

(b)	the deed of incorporation, including the articles of association (statuten) of the Company (the Articles) dated 22 May 2015 (the Deed of Incorporation);

(c)	the resolution of the board of managing directors of the Company dated 25 January 2017 (the Board Resolution) and including a power of attorney to Jorge Ramos de Oliveira Junior, Mario Seixas Coelho Junior, José Antonio de Almeida Filippo and Elaine Maria de Souza Funo (the Power of Attorney); and

(d)	the resolution of the supervisory board of the Company dated 25 January 2017 (the Supervisory Board Resolution).

3.2	We have undertaken only the following searches and inquiries (the Checks) at the date of this opinion letter:

(a)	an inquiry by telephone at the Trade Register, confirming that no changes were registered after the date of the Excerpt;

(b)	an inquiry by telephone at the bankruptcy clerk’s office (faillissementsgriffie) of the court in Amsterdam, the Netherlands, confirming that the Company is not listed in the insolvency register;

(c)	an online inquiry on the relevant website (www.rechtspraak.nl) of the EU Registrations with the Central Insolvency Register (Centraal Insolventie Register) confirming that the Company is not listed on the EU Registrations with the Central Insolvency Register; and

(d)	an online inquiry on the relevant website (http://eur-lex.europa.eu/) of the Annex to Council regulation (EC) No 2580/2001, Annex I of Council regulation (EC) No 881/2002 and the Annex to Council Common Position 2001/931 relating to measures to combat terrorism, all as amended from time to time, confirming that the Company is not listed on such annexes.

3.3	We have not reviewed any documents incorporated by reference or referred to in the Opinion Documents (unless included as an Opinion Document) and therefore our opinions do not extend to such documents.

4	NATURE OF OPINION

4.1	We only express an opinion on matters of Dutch law and the law of the European Union, to the extent directly applicable in the Netherlands, in force on the date of this opinion letter, excluding unpublished case law, all as interpreted by Dutch courts and the European Court of Justice. We do not express an opinion on tax law, competition law, sanction laws and financial assistance. The terms “the Netherlands” and “Dutch” in this opinion letter refer solely to the European part of the Kingdom of the Netherlands.

4.2	Our opinion is strictly limited to the matters stated herein. We do not express any opinion on matters of fact, on the commercial and other non-legal aspects of the transactions contemplated by the Opinion Documents and on any representations, warranties or other information included in the Opinion Documents and any other document examined in connection with this opinion letter, except as expressly stated in this opinion letter.

4.3	In this opinion letter Dutch legal concepts are sometimes expressed in English terms and not in their original Dutch terms. The concepts concerned may not be identical to the concepts described by the same English term as they exist under the laws of other jurisdictions. For the purpose of tax law a term may have a different meaning than for the purpose of other areas of Dutch law.

4.4	This opinion letter may only be relied upon under the express condition that any issue of interpretation or liability arising hereunder will be governed by Dutch law and be brought exclusively before the competent court in Rotterdam, the Netherlands.

4.5	This opinion letter is issued by Loyens & Loeff N.V. and may only be relied upon under the express condition that any liability of Loyens & Loeff N.V. is limited to the amount paid out under its professional liability insurance policies. Individuals or legal entities that are involved in the services provided by or on behalf of Loyens & Loeff N.V. cannot be held liable in any manner whatsoever.

5	OPINIONS

The opinions expressed in this paragraph 5 (Opinions) should be read in conjunction with the assumptions set out in Schedule 3 (Assumptions) and the qualifications set out in Schedule 4 (Qualifications). On the basis of these assumptions and subject to these qualifications and any factual matters or information not disclosed to us in the course of our investigation, we are of the opinion that as at the date of this opinion letter:

5.1	Corporate status

The Company has been duly incorporated and is validly existing as a besloten vennootschap met beperkte aansprakelijkheid (private limited liability company) under Dutch law.

5.2	Corporate power

The Company has the corporate power to execute the Opinion Documents and the Global Notes, to issue the Notes, and to perform its obligations thereunder.

5.3	Due authorisation

5.3.1	The execution by the Company of the Opinion Documents and the Global Notes and the performance of its obligations thereunder has been duly authorised by all requisite corporate action on the part of the Company.

5.3.2	The issue of the Notes has been duly authorised by all requisite corporate action on the part of the Company.

5.4	Due execution

The Opinion Documents and the Global Notes have been duly executed by the Company.

5.5	No violation of Articles and law

The execution by the Company of the Opinion Documents and the Global Notes, the offering and issue by the Company of the Notes and the performance by the Company of its obligations thereunder do not result in a violation of the Articles and the provisions of any published law, rule or regulation of general application of the Netherlands which would affect the validity or enforceability of the Opinion Documents and the Notes.

5.6	No Insolvency

Based solely on the Excerpt and the Checks, the Company has not been granted a suspension of payments (surseance verleend), declared bankrupt (failliet verklaard) or been subjected to any insolvency proceedings listed in Annex A or winding up proceedings listed in Annex B of the 29 May 2000 Council Regulation (EC) No 1346/2000 on Insolvency Proceedings (the Insolvency Regulation).

5.7	Choice of law

The choice of the laws of the State of New York as the law governing the contractual rights and obligations contained in the Opinion Documents, the Global Notes and the Terms and Conditions is valid and binding under Dutch law.

5.8	Submission to jurisdiction

The submission to the jurisdiction of the U.S. federal and New York State courts located in the Borough of Manhattan, City and State of New York as provided in the Opinion Documents and the Terms and Conditions, is valid and binding upon the Company under Dutch law.

5.9	Enforcement of court decision

In the absence of an applicable treaty between the United States of America and the Netherlands, a judgment rendered by a U.S. federal or state court will not be enforced by the courts in the Netherlands. In order to obtain a judgment which is enforceable in the Netherlands the claim must be relitigated before a competent Dutch court in accordance with Section 431 of the Dutch Code of Civil Procedure. A Dutch court will, under current practice, generally grant the same judgment without relitigation on the merits if (a) that judgment results from proceedings compatible with Dutch concepts of due process, (b) that judgment does not contravene public policy (openbare orde) of the Netherlands, (c) the jurisdiction of the U.S. federal or state court has been based on an internationally acceptable ground and (d) the judgment by the U.S. federal or state court is not incompatible with a judgment rendered between the same parties by a Dutch court, or with an earlier judgment rendered between the same parties by a non-Dutch court in a dispute that concerns the same subject and is based on the same cause, provided that the earlier judgment qualifies for recognition in the Netherlands.

5.10	Consents

No approval, authorisation or other action by, or filing with, any Dutch governmental, regulatory or supervisory authority or body, is required in connection with (a) the execution by the Company of the Opinion Documents and the Global Notes, (b) the offering and issue by the Company of the Notes and (c) the performance by the Company of its obligations thereunder.

6	ADDRESSEES

6.1	This opinion is an exhibit to the Registration Statement and may be relied upon solely for the purpose of the registration of the Registration Statement in accordance with the Securities Act. It may not be supplied, and its contents or existence may not be disclosed, to any person other than as an exhibit to (and therefore together with) the Registration Statement and may not be relied upon for any purpose other than the registration of the Registration Statement.

6.2	We consent to the filing of this opinion letter with the SEC as an exhibit to the Registration Statement and to the reference to Loyens & Loeff N.V. in the Registration Statement under the heading ‘Legal Matters’. In giving this consent, we do not admit that we are a person whose consent is required under the Securities Act or any rules and regulations promulgated by the SEC.

Yours faithfully,
Loyens & Loeff N.V.

Schedule 1

OPINION ADDRESSEES

(1)	Embraer S.A.

Avenida Brigadeiro Faria Lima 2170

São José dos Campos

São Paulo, 12227-901

Brazil

(2)	Embraer Netherlands Finance B.V.

Jachthavenweg 109 C

1081 KM Amsterdam

The Netherlands

Schedule 2

REVIEWED DOCUMENTS

1	Opinion Documents

1.1	A New York law terms agreement dated 25 January 2017, between the Company, Embraer S.A. and the underwriters listed therein.

1.2	A New York law second supplemental indenture to the Base Indenture dated 1 February 2017 between the Company, Embraer S.A. and The Bank of New York Mellon (the Second Supplemental Indenture).

2	Global Notes

2.1	A New York law global note No. 1 in respect of the Notes dated 1 February 2017 executed by the Company as issuer.

2.2	A New York law global note No. 2 in respect of the Notes dated 1 February 2017 executed by the Company as issuer.

3	Existing Documents

3.1	A New York law base indenture dated 15 June 2015 between, among others, the Company, Embraer S.A. and The Bank of New York Mellon (the Base Indenture).

3.2	A New York law underwriting agreement dated 8 June 2015 between the Company and Embraer S.A.

4	Prospectus Documents

4.1	A base prospectus dated 27 May 2015 (the Base Prospectus).

4.2	The preliminary prospectus supplement with respect to the Notes dated 18 January 2017.

4.3	The free writing prospectus with respect to the Notes dated 25 January 2017.

4.4	The final prospectus supplement with respect to the Notes dated 25 January 2017 (together with the Base Prospectus, the Prospectus).

Schedule 3

ASSUMPTIONS

The opinions in this opinion letter are subject to the following assumptions:

1	Documents

1.1	All signatures are genuine, all original documents are authentic and all copies are complete and conform to the originals.

1.2	The information recorded in the Excerpt is true, accurate and complete on the Relevant Date (although not constituting conclusive evidence thereof, this assumption is supported by the Checks).

1.3	The Existing Documents constitute the legal, valid and binding obligations of the parties thereto, enforceable against those parties in accordance with their terms and the Existing Documents will not affect the validity of the opinions given herein.

2	Incorporation, existence and corporate power

2.1	The Deed of Incorporation is a valid notarial deed (notariële authentieke akte), the contents thereof are correct and complete and there were no defects in the incorporation process (not appearing on the face of the Deed of Incorporation) for which a court might dissolve the Company.

2.2	The Company has not been dissolved (ontbonden), merged (gefuseerd) involving the Company as disappearing entity, demerged (gesplitst), converted (omgezet), subjected to emergency regulations (noodregeling) as provided for in the Act on financial supervision (Wet op het financieel toezicht, listed on the list referred to in article 2 (3) of Council Regulation (EC) No 2580/2001 of 27 December 2001, listed in Annex I to Council Regulation (EC) No 881/2002 of 27 May 2002 or listed and marked with an asterisk in the Annex to Council Common Position 2001/931 of 27 December 2001 relating to measures to combat terrorism, as amended from time to time (although not constituting conclusive evidence thereof, this assumption is supported by the contents of the Excerpt and the Checks).

2.3	The Articles are the articles of association (statuten) of the Company in force on the Relevant Date (although not constituting conclusive evidence thereof, this assumption is supported by the contents of the Excerpt).

2.4	The Company has its centre of main interest (as described in the Insolvency Regulation) in the Netherlands and does not have an establishment (as described in the Insolvency Regulation) which has been subjected to any insolvency proceeding or winding up proceeding outside the Netherlands.

3	Corporate authorisations

3.1	The Resolutions (a) correctly reflect the resolutions made by the relevant corporate body of the Company in respect of the transactions contemplated by the Opinion Documents and the issuance of the Notes, (b) have been made with due observance of the Articles and any applicable by-laws and (c) are in full force and effect.

3.2	No member of the board of managing directors of the Company has a direct or indirect personal interest which conflicts with the interest of the Company or its business in respect of the entering into the Opinion Documents and the issuance of the Notes (although not constituting conclusive evidence thereof, this assumption is supported by the contents of the Board Resolution).

3.3	No member of the board of supervisory directors of the Company has a direct or indirect personal interest which conflicts with the interest of the Company or its business in respect of the entering into the Opinion Documents and the issuance of the Notes (although not constituting conclusive evidence thereof, this assumption is supported by the contents of the Supervisory Board Resolution).

3.4	The Company has not established, has not been requested to establish, nor is in the process of establishing any works council (ondernemingsraad) and there is no works council, which has jurisdiction over the transactions contemplated by the Opinion Documents (although not constituting conclusive evidence thereof, this assumption is supported by the contents of the Board Resolution).

4	Execution

The Power of Attorney is in full force and effect on the date of the Opinion Documents and the Global Notes.

5	Other parties

5.1	Each party to the Opinion Documents, other than the Company, is validly existing under the laws by which it is purported to be governed.

5.2	Each party to the Opinion Documents, other than the Company, has all requisite power or capacity (corporate and otherwise) to execute and to perform its obligations under the Opinion Documents and the Opinion Documents have been duly authorised, executed and delivered by or on behalf of the parties thereto other than the Company.

6	Validity

6.1	Under any applicable laws (other than Dutch law):

(a)	the Opinion Documents and the Notes constitute, the legal, valid and binding obligations of the parties thereto, and are enforceable against those parties in accordance with their terms; and

(b)	the choice of law and submission to jurisdiction made in the Opinion Documents and in the Terms and Conditions is valid and binding.

6.2	The Terms and Conditions will not be affected by any rule of law which applies or may be applied to obligations arising under bills of exchange, cheques, promissory notes and other negotiable instruments.

7	Regulatory

7.1	The Company complies with the requirements to benefit from Section 3:2 of the Act on financial supervision (Wet op het financieel toezicht).

7.2	Each offer of the Notes and any and all invitations, offers, advertisements, publications and other documents in which the offer of the Notes is announced, have been made in conformity with the provisions of the Opinion Documents and the Prospectus, the selling restrictions and if, applicable, the exemption wording contained therein.

7.3	The Company does not use inside information, within the meaning of the Market Abuse Regulation ((EU) No 596/2014) on the date of the execution of the Opinion Documents or on the date of the performance of its obligations thereunder or on the date of the issuance of the Notes.

7.4	The transactions contemplated in the Opinion Documents do not constitute the stabilisation or manipulation of the price of the Notes as prohibited under the Market Abuse Regulation ((EU) No 596/2014).

Schedule 4

QUALIFICATIONS

The opinions in this opinion letter are subject to the following qualifications:

1	Insolvency

The opinions expressed herein may be affected or limited by the provisions of any applicable bankruptcy (faillissement), suspension of payments (surseance van betaling), emergency regulations (noodregeling), other insolvency proceedings and fraudulent conveyance (actio Pauliana), and other laws of general application now or hereafter in effect, relating to or affecting the enforcement or protection of creditors’ rights.

2	Enforceability

2.1	The applicable law of an agreement governs the legality, validity and enforceability of an agreement. Subject to the legality, validity and enforceability under the applicable law, as a result of the due execution of an agreement by a Dutch person, the obligations contained in such agreement become binding upon and enforceable against such Dutch person.

2.2	A Dutch legal entity may invoke the nullity of a transaction if the transaction does not fall within the objects of such legal entity and the other parties to the transaction knew, or without independent investigation, should have known, that such objects were exceeded. In determining whether a transaction falls within the objects of a legal entity all relevant circumstances should be taken into account, including the wording of the objects clause of the articles of association and the level of (direct or indirect) benefit derived by the legal entity.

3	Incorporation, existence and corporate power

3.1	The information obtained from a bankruptcy clerk’s office (faillissementsgriffie) and the online international bankruptcy clerk’s office of the court of The Hague (internationale faillissementsgriffie) does not provide conclusive evidence that the Company has not been granted a suspension of payments, declared bankrupt or subjected to any other insolvency proceedings listed in Annex A or winding up proceedings listed in Annex B of the Insolvency Regulation. Under the Dutch Bankruptcy Act (Faillissementswet) the declaration of a bankruptcy is effected by a court order, with effect from and including the day on which the bankruptcy order is issued. The clerk of the bankruptcy court is under an obligation to keep a public register in which, among others, extracts from the court orders by which a bankruptcy order is declared are registered. We have made enquiries with the clerk of the bankruptcy court whether the Company is registered as being declared bankrupt in the register kept by the clerk. We have received oral confirmation that this is not the case. Such confirmation, however, does not constitute conclusive evidence that the Company is not declared bankrupt, as a proper registration of a bankruptcy order is not a condition for the bankruptcy order to be effective.

3.2	Any dissolution (ontbinding), merger (fusie), demerger (splitsing) or conversion (omzetting) involving the Company must be notified to the trade register of the Chamber of Commerce in the Netherlands. However, it cannot be assured that such notification has actually been made and therefore the Excerpt does not constitute conclusive evidence that the Company is not dissolved (ontbonden), merged (gefuseerd), demerged (gesplitst) or converted (omgezet) as a notification to the trade register is not a condition for a dissolution (ontbinding), merger (fusie), demerger (splitsing) or conversion (omzetting) to be effective.

4	Powers of attorney

4.1	Under Dutch law, each power of attorney or mandate included in the Opinion Documents, whether or not irrevocable, will terminate by force of law without notice, upon bankruptcy (faillissement), and will cease to be effective in case of a suspension of payments (surseance van betaling) of the Company or in the event of the Company being subjected to emergency regulations (noodregeling).

4.2	Under Dutch law, a power of attorney can be made irrevocable, provided that the scope of the power of attorney concerns legal acts which are in the interest of the attorney or a third party. A power of attorney does not affect the authority of the principal to perform actions within the scope of such power of attorney itself.

5	Dutch court proceedings

5.1	Pursuant to the EC Regulation of 17 June 2008 on the law applicable to contractual obligations (Rome I) and subject to the limitations of Rome I, a Dutch court may apply provisions of law other than the law chosen by the parties.

5.2	Notwithstanding any provision to the contrary, a Dutch competent court may assume jurisdiction in summary proceedings (kort geding) if provisional measures are required in view of the interest of the parties. A Dutch court has the power or obligation to stay proceedings or decline jurisdiction if prior concurrent proceedings have been brought elsewhere.

5.3	Under Dutch law specific performance may not always be available.

5.4	Any provision in an agreement permitting concurrent proceedings to be brought in different jurisdictions may not be enforceable.

5.5	It is uncertain under Dutch law whether upon the enforcement of a money judgment expressed in a non-Dutch currency against assets situated in the Netherlands by way of an enforcement sale (executoriale verkoop), proceeds can be obtained in such non-Dutch currency.

5.6	If an action is instituted in the Netherlands for payment of a sum of money expressed in a non-Dutch currency, the claimant has the option to request a Dutch court to render judgment either in the lawful currency of the Netherlands or such non-Dutch currency. An enforceable judgment in a non-Dutch currency may be enforced in the Netherlands either in such non-Dutch currency or, if enforcement purposes would so require, in the lawful currency of the Netherlands. In either case, the applicable rate of exchange is the rate of exchange at which the claimant can purchase the sum payable in the non-Dutch currency without delay.

6	Regulatory

6.1	A person residing in the Netherlands may be designated by the Dutch Central Bank pursuant to the Act on financial foreign relations 1994 (Wet financiële betrekkingen buitenland 1994), and if so designated, it has to file reports with the Dutch Central Bank for the benefit of the composition of the balance of payments for the Netherlands by the Dutch Central Bank. Failure to observe these requirements does however not affect the enforceability of the obligations of such person.

6.2	Any dealer, arranger, selling agent or other person providing investment services in the Netherlands within the meaning of Section 2:96 of the Act on financial supervision (Wet op het financieel toezicht) must either be licensed or exempt under the Act on financial supervision.